Exhibit 4.2

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                        1998 EMPLOYEE STOCK PURCHASE PLAN

                         PAYROLL DEDUCTION AUTHORIZATION

   (Please Print)

   Name of                                    Social
   Employee: _______________________          Sec. No.: _________________


   In accordance with the terms of the Effective Management Systems, Inc. 1998 Employee Stock Purchase Plan (the "Plan"), I hereby authorize Effective Management Systems, Inc. (the "Company") or the appropriate subsidiary of the Company to:

             Deduct __% (a whole number not greater than 5%) of my bimonthly payroll earnings beginning ________________ __, 19__, and until further notice.

        1. I understand that the payroll deductions will be deducted from my paychecks and will be credited to my account under the Plan for the purchase of the Company's Common Stock in accordance with the terms of the Plan.

        2. Subject to the limitations specified in the Plan, I understand that I have the option of canceling this authorization by written notice to the Company, upon the receipt of which, the Company will pay to me all payroll deductions then credited to my account. My withdrawal from a particular offering of Common Stock under the Plan will not prevent me from enrolling in subsequent offerings for which I am eligible.

        3. I understand that I may file a written designation of a beneficiary who will receive, in the event of my death, the Common Stock which may be issued pursuant to the exercise of options under the Plan and/or the cash credited to my account.
             I further understand that, if I have not designated in writing a beneficiary upon my death, the Company may deliver such Common Stock and/or cash to the executor or administrator of my estate, or if none has been appointed, to my spouse and/or dependents as the Company may designate.

        4. I understand that upon my death, my beneficiary shall have the right to elect, by written notice to the Company, to withdraw the payroll deductions credited to my account under the Plan or to exercise my option to purchase the Common Stock on next date following my death on which such options are exercisable under the Plan.

        5.   Under penalties of perjury, I certify that:

             a. The number shown on this form is my correct social security number; and

             b.   I am not subject to backup withholding because:

                  (i) I am exempt from backup withholding; or (ii) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the Internal Revenue Service has notified me that I am no longer subject to backup withholding.



   Signature of Employee: ______________________     Date: ____________